Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 18, 2013 with respect to the consolidated financial statements of Dynamics Research Corporation for the year ended December 31, 2012 included in the Form 8-K/A of Engility Holdings, Inc. filed on April 18, 2014 which is incorporated by reference in this amended Registration Statement. We consent to the incorporation by reference in this amended Registration Statement and Prospectus on Form S-4 of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Boston, Massachusetts

January 12, 2015